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                                                                    EXHIBIT 99.1

              Important Information on Forward-Looking Statements

     Our annual report on Form 10-K, news releases and other public documents, as well as oral statements that we may make, contain "forward-looking statements" in addition to historical information. These forward-looking statements include statements concerning our anticipated product development program, financial and product performance, and other non-historical events. You may identify these forward-looking statements by the use of such words as "believe," "anticipate," "expect," "plan" and "intend." Since these forward-looking statements are subject to known and unknown risks and uncertainties, they do not necessarily indicate what our actual future results will be. You should regard all cautionary statements made in this annual report on Form 10-K as being applicable to all related forward-looking statements wherever they appear.

     Below, we identify some important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

(i) We have a limited operating history and we may not be profitable in the future.

     We began the commercial sale of our first drug product, TOBI, in January 1998. Before then, we had no sources of operating revenues from any of our drug candidates and limited sources of revenue from grants and royalties. We had an accumulated deficit of $107,135,680 as of December 31, 1999. Our future profitability will depend on, among other things, the success of TOBI and our ability to develop and market other products. In addition, because of our limited sales experience with TOBI, we may be unable to predict or assess the effect of seasonality, weather, medical reimbursement programs, price changes, business cycles, national or geographic healthcare matters, wholesaler ordering patterns, patient use patterns, and similar factors affecting sales patterns and volatility. There can be no assurance that one or more of the factors discussed below, or other, unforeseen factors, will not adversely affect our future operating results and financial condition.

(ii) We currently depend solely on revenues from TOBI sales to fund our development of additional drug products.

     We do not expect our drug candidates other than TOBI to be commercially available for at least several years. We may not be successful in developing other drug products commercially. Meanwhile, we must depend on revenues generated from TOBI sales to fund our product development program. However, market acceptance of TOBI for cystic fibrosis may remain level or even decline under certain circumstances, such as competition from alternative therapies or adverse pricing changes. See "Third party reimbursement and product pricing affect market acceptance of our products" and "We have many competitors." We have seven years of marketing exclusivity for TOBI in the U.S. from the time of TOBI's approval in December 1997. However, tobramycin also has been approved by the FDA for intravenous and intrathecal (injection into spinal fluid) administration. These generic formulations of tobramycin can be modified by pharmacists, physicians or patients for inhalation. Although this practice is not approved by the FDA, it may continue and may have a material adverse effect on reimbursement levels, sales and market acceptance of TOBI. Furthermore, we could incur substantial costs in asserting any rights to prevent such uses under the Orphan Drug Act. See "Our success depends on our ability to protect patents and proprietary technology."

(iii) Third party reimbursement and product pricing affect market acceptance of our products.

     One factor that may significantly affect how successfully we can commercialize our products is the extent to which reimbursement for the cost of such products will be available from third party payors, such as private health insurers or Medicaid in the U.S. Adequate reimbursement in the U.S. or other countries may not be available for any products we have developed or will develop. If government and third-party payors do not provide adequate coverage and reimbursement for use of our products, the market acceptance of those products would be likely to decline.

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(iv)  International markets involve additional risks.

     We or our distributors recently began marketing TOBI in Canada, Argentina, the U.K. and Israel, and we intend to market TOBI in other international markets as soon as we have received the appropriate regulatory approvals. In addition to the same risks in the U.S. market, we face certain risks unique to international operations. The prices of our products may be restricted by price controls imposed by local governments and healthcare providers in some countries. Price controls can cause significant differences in prices between different markets. The existence of price controls can limit the revenues from sales of our products outside the U.S. and may adversely affect our business and results of operations. Currency fluctuations also may cause or aggravate the adverse effects.

(v)  We have limited sales and marketing capabilities.

     Our sales, marketing and distribution capabilities in the U.S. were established relatively recently in anticipation of TOBI's launch in 1998. We are establishing sales, marketing and distribution capabilities in other countries where we have received, or expect to receive in the near future, regulatory approval to market TOBI. As a company, we have limited experience in these areas. These capabilities may not be sufficient or successful for the longer term.

(vi) We have only limited manufacturing capability and we are dependent on suppliers.

     We rely on others to supply raw materials and to manufacture TOBI according to regulatory requirements. Although we believe either one of our two suppliers of bulk powdered tobramycin will be able to supply sufficient quantities to meet our current needs, we have not entered into long-term supply contracts with the suppliers. We have an agreement for the formulation and packaging of TOBI for a minimum term of 10 years. There can be no assurance that we will be able to obtain future supplies of bulk tobramycin on favorable terms, that contract manufacturers will be able to provide us with sufficient quantities of TOBI, or that the products supplied will meet specifications.

(vii) Our success depends on our ability to protect patents and proprietary technology.

     Our ability to compete effectively depends on our ability to protect our proprietary technology in the U.S. and internationally, preserve our trade secrets and know-how, and maintain technological advantages. We intend to file applications as appropriate for patents covering formulation, composition of matter, uses of our drug candidates, our proprietary processes and any significant gene sequences that our scientists discover. We can incur substantial costs in proceedings before the U.S. Patent and Trademark Office and other regulatory authorities, and we may not obtain any patents we apply for. Even if obtained, these patents may be challenged, invalidated or circumvented, or may not provide any competitive advantage. We also rely on trade secrets, know-how and other unpatented proprietary information in our business. We have entered into confidentiality and invention agreements with our employees and consultants, but there can be no assurance that each of these agreements will be honored. Moreover, we may not be able to effectively protect our patents or our rights to unpatented trade secrets, or others may independently develop substantially equivalent proprietary information.

(viii) We are subject to substantial government regulations and our products are subject to regulatory approval.

     Our research, clinical trials, drug production and marketing are subject to regulation by numerous governmental agencies in the U.S. and other countries. The effect of government regulation, or a change in the regulations, may be to increase product development costs, delay marketing of our proposed products, or give a competitive advantage to our competitors. Regulatory authorities may not approve any products we develop on a timely basis or at all. In addition, noncompliance with regulatory requirements could result in fines, injunctions, seizures of products, total or partial suspension of product marketing, withdrawal of marketing approvals, or criminal prosecution, among other outcomes. Compliance with regulations may be burdensome.

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(ix)  Our drug development efforts and clinical trials may not be successful.

     Before approving a drug for commercial sale as a treatment for a disease, the FDA and other regulatory authorities generally require that the safety and efficacy of the drug be supported by results from clinical trials. Certain of those authorities may require post-marketing testing and surveillance. Results of initial studies of drug candidates are not necessarily indicative of results that will be obtained from subsequent or more extensive preclinical and clinical testing or long-term efficacy studies. Adverse or inconclusive clinical trial results could significantly delay regulatory filings or result in a filing for a narrower indication. There can be no assurance that our research and development, preclinical testing, clinical trials, or long-term safety and efficacy studies will be successfully completed or, if completed, will have the desired results. We may not obtain regulatory approvals or may obtain approvals that are not as broad as sought. Even if we succeed in obtaining the desired regulatory approval for a drug, we may not be able to produce the drug candidates in commercial quantities at reasonable costs. Furthermore, products may not achieve market acceptance.

(x)  Technological change may render our products noncompetitive or obsolete.

     The pharmaceutical business is characterized by extensive research efforts and rapid technological progress. New developments in molecular biology, medicinal pharmacology, and other fields are expected to continue at a rapid pace in academia and industry. Research and discoveries by others may render some or all of our programs or drug candidates noncompetitive or obsolete.

(xi)  We have many competitors.

     Many companies, including well-known pharmaceutical companies, chemical companies and specialized genetic engineering companies, are engaged in developing pharmaceuticals for human therapeutic applications. Many of these companies have substantially greater financial, research and development, manufacturing, marketing and human resources than we have and represent significant competition. Such companies may succeed in developing products that are more effective or less costly than any that we may develop and also may be more successful in manufacturing and marketing.

(xii) We are exposed to product liability risks which may exceed our existing coverage.

     Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. We maintain insurance against product liability and defense costs in the amount of $25 million per occurrence and $25 million in the aggregate. There can be no assurance that product liability claims will not occur, that we will be able to obtain or maintain product liability insurance on acceptable terms, or that such insurance will provide adequate coverage against any potential claims.

(xiii)  Our use of hazardous materials subjects us to environmental regulations.

     Our research and development involve the controlled use of hazardous, infectious and radioactive materials. We are subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. We may incur significant costs to comply with environmental laws, rules, regulations and policies. Our business, financial position or results of operations may be materially and adversely affected by current or future environmental laws, rules, regulations and policies or by any releases or discharges of materials which could be hazardous. We do not maintain a separate insurance policy to cover the risk of accidental injury or contamination from these materials.

(xiv)  We depend on our key personnel and attracting qualified personnel.

     In view of the intense competition for qualified personnel in the pharmaceutical field, we may not be able to continue to attract and retain the qualified personnel necessary for the development of our business. The unexpected loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, would be detrimental to our programs and business.

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(xv)  We depend on some collaborative relationships with third parties and those third parties may not continue to work with us.

     Our strategy for the research, development and commercialization of our drug candidates and proprietary technologies may require us to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others. There can be no assurance that any revenues or profits will be derived from such arrangements, or that we will be able to enter into collaboration arrangements with others in the future.

(xvi)  Our stock price has been volatile.

     The market price of our common stock has fluctuated significantly, and is likely to do so in the future, as is typical for publicly traded emerging pharmaceutical companies. Factors such as results of clinical trials, announcements of new products by PathoGenesis or our competitors, regulatory actions, developments or disputes concerning patent or proprietary rights and period-to-period fluctuations in our financial results could have a significant impact on the market price of the common stock.

(xvii)  Our continued access to capital is not assured.

     We may need to raise substantial additional capital to fund future operations. We may seek such additional funding through public or private financings or collaborative, licensing and other arrangements with corporate partners. If additional funds are raised by issuing equity securities, dilution to existing shareholders will result and future investors may be granted rights superior to those of existing shareholders. There can be no assurance, however, that additional financing will be available to us on acceptable or affordable terms when needed.

(xviii)  We are subject to litigation risks.

     We are a party to various lawsuits and claims arising in the ordinary course of business or otherwise from time to time. Litigation brought against PathoGenesis could have a material adverse effect on the company by disrupting operations, distracting management, affecting employee morale, and resulting in costs or liabilities not covered or not fully covered by applicable insurance.

(xix) Provisions in our corporate charter and our corporate structure may have the effect of delaying, deferring or preventing takeover transactions.

     Certain provisions of our Certificate of Incorporation and by-laws may have the effect of delaying, deferring or preventing a change in control of the company, even if such a change would be beneficial to many shareholders. These provisions include a staggered board and super-majority shareholder vote for a change in the number of directors below the minimum or the maximum established in the by-laws. In addition, the board has the authority, without further action by the shareholders, to issue up to one million shares of preferred stock in one or more series and to fix their rights, preferences, privileges and restrictions, and to issue authorized but unissued shares of common stock. The issuance of preferred stock or additional shares of common stock could have the effect of delaying, deferring or preventing a change in control of PathoGenesis. The shareholder rights plan also may have the effect of discouraging a change in control. Further, the company has not opted out of the provision under Delaware law that imposes certain restrictions on any business combination between the company and an "interested stockholder" as defined in the Delaware statute.

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